NEWS RELEASE

For Immediate Release
Date: August 10, 2007

Contact:
Nicky Schissel
515.281.1124
nschissel@fhlbdm.com

FHLB Des Moines Announces Second Quarter 2007 Financial Results and Dividend

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines (FHLB Des Moines) today released unaudited financial results for the second quarter ended June 30, 2007 and announced a quarterly dividend payable August 17th at an annualized rate of 4.25%. Reflective of its steady financial performance during the past year, the Bank’s dividends have been stable at 4.25% for the past five dividend payments.

Net income was $23.1 million for the three months ended June 30, 2007 compared with $22.1 million for the same period in 2006, an increase of 4.5%. Net income for each of the six month periods ended June 30, 2007 and 2006 remained constant at $43.4 million.

Total assets increased to $46.9 billion for the six month period ended June 30, 2007 compared to $42.0 billion at the year ended December 31, 2006. The advances portfolio increased 3.2 percent from $21.9 billion at December 31, 2006 to $22.6 billion for the six months ended June 30, 2007. The increase was primarily due to advances with our insurance company members as a result of competitive advance pricing throughout the quarter. Investments increased $4.6 billion to $12.8 billion at June 30, 2007 from $8.2 billion at December 31, 2006.

FHLB Des Moines had retained earnings of $346.9 million at June 30, 2007 compared to $344.2 million at December 31, 2006. Additional financial information is available in the Bank’s 2007 Second Quarter Report, Form 10-Q, at www.fhlbdm.com or www.sec.gov.

Federal Home Loan Bank of Des Moines
Financial Highlights (unaudited)

Statement of Condition (dollars in millions)	June 30,	December 31,
	2007	2006
Advances	$22,627	$21,855
Mortgage loans, net	11,225	11,775
Investments	12,823	8,219
Total Assets	46,897	42,041
Capital Stock — Class B Putable	1,948	1,906
Retained Earnings	347	344
Capital-to-Asset Ratio	4.88%	5.35%

	For the quarter ended		Six months ended
	June 30,		June 30,
Operating Results and Performance
Ratios (dollars in millions)	2007	2006	2007	2006
Net Interest Income	$39.2	$38.4	$77.4	$75.9
Net Income	23.1	22.1	43.4	43.4
Return on Average Assets	0.20%	0.21%	0.20%	0.20%
Return on Average Total Capital	4.09%	3.87%	3.86%	3.85%
Net Interest Margin	0.34%	0.35%	0.35%	0.34%
Operating Expenses to Average Assets	0.08%	0.10%	0.09%	0.09%
Dividend Rate (annualized)	4.25%	3.80%	4.25%	3.40%
Cash Dividends Declared and Paid	$21.2	$18.4	$40.7	$32.7

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in the Bank’s 10-K filed March 30, 2007 with the Securities and Exchange Commission.

###

Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Des Moines Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.